EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Advaxis, Inc. of our report dated December 11, 2006 on the statement of shareholders’ equity (deficiency) of Advaxis, Inc. (a development stage company) for the period from March 1, 2002 (inception) to October 31, 2006 and the amounts included in the cumulative columns in the statements of operations and cash flows for the period March 1, 2002 (inception) to October 31, 2006, which report appears in the prospectus included in this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
July 23, 2010